Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Public Service Company of New Mexico:
We consent to the incorporation by reference in the registration statement No. 333-195979 on Form S-3 of Public Service Company of New Mexico and subsidiaries of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Public Service Company of New Mexico and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of earnings (loss), consolidated statements of comprehensive income (loss), consolidated statements of changes in equity, and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, which report appears in the December 31, 2015 annual report on Form 10-K of Public Service Company of New Mexico and subsidiaries.
/s/ KPMG LLP
Albuquerque, New Mexico
February 26, 2016